Exhibit 99.1

RETAIL INDUSTRY LEADER STEPHEN SADOVE TO JOIN
JCPENNEY BOARD OF DIRECTORS

Board Member Geraldine Laybourne Steps Down to Pursue Startup Venture

PLANO, Texas (Oct. 9, 2013) – J. C. Penney Company, Inc. (NYSE:JCP) today announced that Stephen I. Sadove, a highly respected leader and innovator in the retail industry, has been elected to its Board of Directors. Sadove is currently chairman and chief executive officer of Saks Incorporated and will be leaving Saks upon completion of its previously announced merger with Hudson’s Bay Company.  His election to the JCPenney Board of Directors is effective upon his leaving Saks. Additionally, Geraldine B. Laybourne is stepping down from the JCPenney Board of Directors. Her departure will enable her to focus more time as chairman of KANDU, a startup consumer technology company for kids.

“Steve Sadove is admired and respected across the retail industry. Under his leadership, Steve built luxury retail chain Saks Fifth Avenue into one of the world’s most prominent fashion retailers today. He also boasts a distinguished marketing and consumer products career spanning over 25 years. Steve is an outstanding addition to our Board and we look forward to leveraging his expertise as we focus on guiding the turnaround at JCPenney,” said Thomas Engibous, JCPenney chairman of the board. “I would also like to thank Gerry for her time and contribution to the JCPenney Board of Directors and we wish her the best of luck with her new venture.”

Sadove joined the management team of Saks Incorporated as vice chairman in 2002, assumed the additional post of chief operating officer in 2004, became chief executive officer in 2006 and chairman and chief executive officer in 2007. Under his stewardship, Sadove successfully led Saks Fifth Avenue through the recession.

Implementing focused strategies, he helped to modernize the Saks brand by elevating service levels, differentiating its merchandise assortment with a compelling brand portfolio and evolving the chain into an omni-channel retailer through innovative technology and investments in saks.com. During his tenure, he also strengthened the retailer’s store base, which included the revamp of its flagship location and expansion of its successful Saks Fifth Avenue OFF 5TH business.

Prior to joining Saks Incorporated, Sadove held various positions of increasing responsibility with General Foods USA from 1975-1991 and Bristol-Myers Squibb Company from 1991-2002, where he headed the company’s beauty care and nutritionals division. He led Clairol to become the number one hair care business in the U.S. and re-launched the Herbal Essences brand into a $700 million business.

Sadove currently serves on the board of directors of Colgate-Palmolive and Ruby Tuesday and also serves as chairman of the board of the National Retail Federation and chairman of the board of trustees for Hamilton College.  He is a graduate of Hamilton College and holds an MBA with distinction from Harvard Business School.

For more information, contact:

Media Relations:
(972) 431-3400 or jcpnews@jcp.com

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation's largest apparel and home furnishing retailers, is dedicated to becoming America's preferred retail destination for unmatched style, quality and value. Across 1,100 stores and at jcp.com, customers will discover an inspiring shopping environment that features the most sought after collection of private, national and exclusive brands and attractions. For more information, please visit jcp.com